Exhibit 99.1

Zynga Names Mobile Gaming Executive Matt Bromberg as Chief Operating Officer

SAN FRANCISCO, August 4, 2016 – Zynga Inc. (Nasdaq: ZNGA), a leading social game developer, today announced that the Company has appointed Matt Bromberg as Chief Operating Officer. He will report directly to Chief Executive Officer Frank Gibeau effective August 8, 2016. Bromberg will oversee Zynga’s Business Operations and Strategy, Technology, IT, Data Science, Visual Design and Global Player Experience teams, as well as the Company’s Bangalore, India-based game studio.

“Matt is an experienced and proven leader who has worked with some of gaming’s highest quality studios and biggest franchises,” said Gibeau. “He will help us build a world-class studio that brings Zynga’s social gaming vision to life in our products for our players.”

“Zynga pioneered the social gaming space, and since its founding has truly connected the world through games like Words With Friends, FarmVille and the newly launched CSR Racing 2,” said Matt Bromberg. “I’m excited to work with Frank and the team at Zynga to reimagine how it brings games to market and engages players across the globe.”

Bromberg, 49, brings to Zynga deep operating experience in games, digital media and online platforms. He was most recently Senior Vice President of Strategy and Operations for mobile gaming at Electronic Arts, Inc., where he was responsible for technology, production, live services, strategic planning and business operations. Before that, he was Group General Manager of EA’s Bioware studios worldwide, leading a team that built hit video gaming franchises such as Star Wars, Dragon Age, Mass Effect and Command & Conquer. Bromberg joined EA as the General Manager of EA’s Bioware Studio in Austin, Texas, where he led the successful turnaround of Star Wars: The Old Republic, including its transition to free-to-play gaming.

Prior to joining EA, Bromberg was the founder and CEO of I'mOK Inc., creator of a location-based gaming and communication platform for families. Before that, he was President and CEO of pioneering eSports company Major League Gaming, helping to grow the company from a startup to the largest competitive video gaming league in the world. He also held a number of senior roles at AOL, including Senior Vice President and General Manager of Moviefone, General Manager of Consumer Products and General Manager of Online Gaming.

About Zynga Inc.

Since its founding in 2007, Zynga’s mission has been to connect the world through games. To-date, more than 1 billion people have played Zynga’s games across Web and mobile, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga’s games are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif., and has additional offices in the U.S., Canada, U.K., Ireland and India. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Press Contact

Kelly Pakula

kpakula@zynga.com

Forward-Looking Statements

This press release contains forward looking statements relating to, among other things, the appointment of Matthew Bromberg as our new Chief Operating Officer, the success of Mr. Bromberg in his new role, our ability to build a world-class studio that brings our social gaming vision to life in our products for our players and our ability to reimagine how we bring games to market and engage players across the globe. Forward-looking statements often include words such as "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance.

More information about factors that could affect our operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, copies of which may be obtained, when such Form 10-Q is filed, by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements.